Exhibit 10.40

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made August 3, 2009, by and between BioTime, Inc. (the "Company"), and Walter Funk ("Executive").

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive, and Executive is willing to accept such employment, all on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.             Engagement

(a)           Position and Duties. The Company agrees to employ Executive in the position of Vice President – Stem Cell Research.  Executive shall report to the Chief Executive Officer of the Company and shall perform the duties and functions as are normally carried out by a Vice President – Stem Cell Research of a developer of pharmaceutical or medical products of a size comparable to the Company that has a class equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, and as the Board of Directors of the Company (the "Board of Directors") shall from time to time reasonably determine.  Without limiting the generality of the immediately preceding sentence, Executive's duties shall include, but shall not be limited to: (i) directing the Company’s scientific staff to achieve the research plan approved by the Company, including hiring and training of personnel as necessary; (ii) assisting in writing and securing research grants; (iii) administering the scientific issues surrounding accomplishing the task outlined in awarded grants; (iv) setting up policies, procedures, and controls to comply with good laboratory practices; and (v) other administrative duties as assigned by the Chief Executive Officer which could be altered or changed from time to time.  Executive shall devote his best efforts, skills and abilities, on a full-time basis, exclusively to the Company's business pursuant to, and in accordance with, reasonable business policies and procedures, as fixed from time to time by the Board of Directors of the Company.  Executive covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors.

(b)           Performance of Services for Subsidiaries.  In addition to the performance of services for the Company, Executive shall, to the extent so require by the Company, also perform services for one or more subsidiaries of the Company, provided that such services are consistent with the kind of services Executive performs or may be required to perform for the Company under this Agreement.  If Executive performs any services for any Company subsidiary, Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the subsidiary.  Executive covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors of any Company subsidiary for which he performs services, to the extent that such policies and procedures differ from or are in addition to the policies and procedures adopted by the Board of Directors of the Company.

(c)           No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement or that would prohibit him, contractually or otherwise, from performing his duties as the Vice President – Stem Cell Research of the Company as provided in this Agreement.

(d)           No Unauthorized Use of Third Party Intellectual Property.  Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company or any Company subsidiary, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that the Company or a Company subsidiary holds a valid license or other written permission for such use from the owner(s) thereof.  Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

2.             Compensation

(a)           Salary. During the term of this Agreement, the Company shall pay to the Executive an annual salary of one hundred fifty thousand dollars ($150,000.00) the ("Annual Salary").  Executive’s salary shall be paid in equal semi-monthly installments, consistent with the Company’s regular salary payment practices.  Executive’s salary may be adjusted from time-to-time by the Company without affecting this Agreement.

(b)           Bonus Plans.  Executive shall be eligible (to the extent he qualifies) to participate in any bonus plan which may be adopted by the Company (or any other member of a consolidated group of which the Company is a part) for its executive officers or other employees.

(c)           Expense Reimbursements. The Company or a Company subsidiary shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties hereunder, subject to the Company's (or a subsidiary’s) policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers.

(d)           Benefit Plans.  Executive shall be eligible (to the extent he qualifies) to participate in any retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by the Company (or any other member of a consolidated group of which the Company is a part) for its executive officers or other employees.

(d)           Stock Options.  The Company will grant Executive an option to purchase 275,000 of the Company’s common shares, no par value, (the “Option”), subject to approval by the Board of Directors.

(i)            The exercise price of the Option will be the fair market value of the Company’s common shares on the effective date of the grant, as determined by the Board of Directors.  The effective date of the grant will be the date on which this Agreement is executed by both Executive and the Company.  The Option will vest (and thereby become exercisable) as follows:  1/48th of the number of shares will vest at the end of each full month of employment.  Vesting will depend on Executive’s continued employment with the Company through the applicable vesting date, and will be subject to the terms and conditions of a Stock Option Agreement consistent with the form of Stock Option Agreement attached as Exhibit A.  The unvested portion of the Option shall not be exercisable.  The Option will not be transferable by Executive during his lifetime, except as provided in the Stock Option Agreement.

(ii)           The vested portion of the Option shall expire on the earliest of (A) seven (7) years from the date of grant, (B) six months after Executive ceases to be an employee of the Company for any reason other than Executive’s death or Disability (as defined below), or (C) one year after Executive ceases to be an employee of the Company due to his death or Disability; provided that if Executive dies during the three month period described in clause (B) of this paragraph, the expiration date of the vested portion of the Option shall be one year after the date of his death.

(iii)          The Option will be issued to Executive without registration under the Securities Act of 1933, as amended, or the California Corporate Securities Law of 1968, as amended, or any other state securities or “blue sky” laws in reliance upon an exemption from registration.  Executive will make the investment representations with respect to the Option and any common shares or other securities that may be issued upon the exercise of the Option, as provided in the Stock Option Agreement.

(e)           Vacation; Sick Leave.  Executive shall be entitled to three weeks of vacation without reduction in compensation, during each calendar year.  Such vacation shall be taken at such time as is consistent with the needs and policies of the Company and its subsidiaries.  All vacation days and sick leave days shall accrue annually based upon days of service.  Executive shall also be entitled to leave from work, without reduction in compensation for ten days during each calendar year, due to illness subject to the policies and procedures of the Company, and subject to the provisions of this Agreement governing termination due to disability, sickness or illness.  The Company may, from time to time, adopt policies governing the disposition of unused vacation days and sick leave days remaining at the end of the Company's fiscal year; which policies may govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3.             Competitive Activities. During the term of Executive’s employment with the Company and for one year thereafter, Executive shall not, for himself or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by the Company or any Company subsidiary.  During the term of Executive’s employment, he shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of the Company or any Company subsidiary.  Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of the Company’s or a Company subsidiary’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of the Company or a Company subsidiary.  Executive has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4.             Inventions/Intellectual Property/Proprietary Information

(a)           Inventions and Discoveries Belong to the Company. Any and all inventions, discoveries, improvements or intellectual property which Executive may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed or researched by the Company (or any Company subsidiary) shall be the sole and exclusive property of the Company (or a Company subsidiary).  The obligations provided for by this Agreement, except for the requirements as to disclosure in Section, do not apply to any rights Executive may have acquired in connection with an invention, discovery, improvement or intellectual property for which no equipment, supplies, facility, or trade secret information of the Company or a Company subsidiary was used and which was developed entirely on the Executive’s own time and (a) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of the Company or a Company subsidiary, or to the actual or demonstrable anticipated research or development activities or plans of the Company or any Company subsidiary, or (b) which does not result from any work performed by Executive for the Company or any Company subsidiary. The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit B.  If Executive wishes to clarify that something created by him prior to his employment by the Company that relates to the actual or proposed business of the Company or any Company subsidiary is not within the scope of this Agreement, he has listed it on Exhibit C in a manner that does not violate any third party rights.  To the extent allowed by law, the rights assigned by Executive to the Company and the Company’s subsidiaries includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Executive retains any such Moral Rights under applicable law, he hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or a Company subsidiary and agrees not to assert any Moral Rights with respect thereto. Executive shall confirm in writing any such ratifications, consents and agreements from time to time as requested by the Company or a Company subsidiary.

(b)           Disclosure of Inventions and Discoveries.  Executive agrees to disclose promptly to the Company or a Company subsidiary all improvements, discoveries, or inventions which Executive may make solely, jointly, or commonly with others, and to assign as appropriate such improvements, discoveries, inventions or intellectual property to the Company or a Company subsidiary, where the rights are the property of the Company or a Company subsidiary.  Executive agrees to execute and sign any and all applications, assignments, or other instruments which the Company or a Company subsidiary may deem necessary in order to enable the Company or a Company subsidiary, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or vest in the Company or a Company subsidiary the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents.  Executive hereby irrevocably designates and appoints the Company or a Company subsidiary designated by the Company as Executive's agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Executive.  This paragraph is applicable whether or not the invention, discovery, improvement or intellectual property was made under the circumstances described in paragraph (a) of this Section.  Executive agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement, or intellectual property is the property of the Company or a Company subsidiary.

(c)           Confidential and Proprietary Information.  During his employment, Executive will have access to trade secrets and confidential information of the Company and Company subsidiaries. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information.  Confidential Information also shall include any information of any kind, whether belonging to the Company, a Company subsidiary, or any third party, that the Company or a Company subsidiary has agreed to keep secret or confidential under the terms of any agreement with any third party.  Confidential Information does not include:  (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Executive; (ii) information that was rightfully in Executive’s possession prior to his employment with the Company and was not assigned to the Company or a Company subsidiary or was not disclosed to Executive in his capacity as a director or other fiduciary of the Company or a Company subsidiary; or (iii) information disclosed to Executive, after the termination of his employment by the Company, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company or a Company subsidiary, and who is not subject to an obligation to keep such information confidential for the benefit of the Company, a Company subsidiary, or any third party with whom the Company or a Company subsidiary has a contractual relationship.  Executive understands and agrees that all Confidential Information shall be kept confidential by Executive both during and after his employment by the Company.  Executive further agrees that he will not, without the prior written approval by the Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of his employment or at any time thereafter, except as required by the Company or a Company subsidiary in the course of his employment.

5.             Termination of Employment. Executive understands and agrees that his employment has no specific term.  This Agreement, and the employment relationship, are "at will" and may be terminated by either party with or without cause upon thirty (30) days advance written notice to the other. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive's employment, the Company shall have no further obligation to Executive by way of compensation or otherwise as expressly provided in this Agreement.

(a)           Separation Benefits. Upon termination of Executive’s employment with the Company for any reason, Executive will receive the severance benefits set forth below, but Executive will not be entitled to any other compensation, award or damages with respect to his employment or termination of employment.

(i)            Termination for Cause, Death, Disability, or Resignation. In the event of Executive’s termination for Cause, or termination as a result of his death or Disability, or his resignation, Executive will be entitled to receive payment for all unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of his termination of employment.  Executive will not be entitled to any cash severance benefits or additional vesting of any Company stock options or other equity or cash awards.

(ii)           Termination Without Cause. In the event of Executive’s termination without Cause, he will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, and (B) payment in an amount equal to three months base salary, which may be paid in a lump sum or, at the election of the Company, in installments consistent with the payment of Executive’s salary while employed by the Company, subject to such payroll deductions and withholdings as are required by law, and (C) accelerated vesting of fifty percent (50%) of the then unvested shares subject to the Option.

(iii)          Change of Control. In the event the Company (or any successor in interest to the Company that has assumed the Company’s obligation under this Agreement) terminates Executive’s employment without Cause within twelve (12) months following a Change in Control, in lieu of the benefits set forth in paragraph (a)(ii) of this Section, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, (B) a lump sum payment in an amount equal to three months base salary, subject to such payroll deductions and withholding as are required by law; and (C) accelerated vesting of one hundred percent (100%) of the then unvested shares subject to the Option.

(b)           Release.  Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless the Executive (i) has executed a general release of all claims (in a form prescribed by the Company) and (ii) has returned all property of the Company and Company subsidiaries in the Executive’s possession.

(c)           Continuation of Certain Benefits.  In the event of the termination of Executive's employment for any reason other than his death, Executive's benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  If Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his employment, then the Company shall pay the Executive's monthly premium under COBRA until the earlier of (i) the expiration of the Executive’s continuation coverage under COBRA, and (ii) the date when the Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d)           Definitions.  For purposes of this Section, the following definitions shall apply:

(i)            "Affiliated Group" means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in concert to acquire Voting Securities entitling them to elect a majority of the directors of the Company.

(ii)          "Cause"  means: (A) the failure to properly perform Executive’s job responsibilities, as determined reasonably and in good faith by the Board of Directors; (B) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company or any Company subsidiary; (C) conviction of, or plea of guilty or “no contest” to, any felony, or a crime involving moral turpitude; (D) breach of any provision of this Agreement or any provision of any proprietary information and inventions agreement with the Company or any Company subsidiary; (E) failure to follow the lawful directions of the Board of Directors of the Company or any Company subsidiary; (F) chronic alcohol or drug abuse, (G) obtaining, in connection with any transaction in which the Company or any of its subsidiaries or affiliates is a party, a material undisclosed financial benefit for himself or for any member of his immediate family or for any corporation, partnership, limited liability company, or trust in which he or any member of his immediate family owns a material financial interest; or (H) harassing or discriminating against, or participating or assisting in the harassment of or discrimination against, any employee of the Company (or any of any of subsidiary or affiliate of the Company) based upon gender, race, religion, ethnicity, or nationality.

(iii)         "Change of Control" means (A) the acquisition of Voting Securities of the Company by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of the Company; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement owned beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of the Company; or (C) a merger or consolidation of the Company with or into another corporation or entity in which the stockholders of the Company immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of the Company or merging or consolidating with the Company are one or more direct or indirect subsidiary or parent corporations of the Company.

(iv)          "Disability" shall mean Executive’s inability to perform the essential functions of his job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v)           "Person" means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association or other entity.

(vi)          "Voting Securities" means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6.             Turnover of Property and Documents on Termination.  Executive agrees that on or before termination of his employment, he will return to the Company and all Company subsidiaries all equipment and other property belonging to the Company and Company subsidiaries, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive's possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive's possession or control:  (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the  research, development, products, patents, and technology of the Company and its subsidiaries; and (d) any and all inventions or intellectual property developed by Executive during the course of employment.

7.             Arbitration. Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between the Company or any of its subsidiaries and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state or local law, statute, regulation or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The location of the arbitration shall be San Francisco, California.  Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).  The Company shall pay the arbitrators fees and costs.  Each party shall pay for its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF HIS RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

8.             Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

9.             Agreement Read and Understood. Executive acknowledges that he has carefully read the terms of this Agreement, that he has had an opportunity to consult with an attorney or other representative of his own choosing regarding this Agreement, that he understands the terms of this Agreement, and that he is entering this agreement of his own free will.

10.           Complete Agreement, Modification. This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral.  No provision of this Agreement may be modified, amended, or waived except by a written document signed both by the Company and Executive.

11.           Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of California.

12.           Assignability. This Agreement, and the rights and obligations of the parties under this Agreement, may not be assigned by Executive.  The Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company's obligations under this Agreement.

13.           Survival. This Section 13 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and Executive's employment.

14.           Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EXECUTIVE:

 /s/ Walter Funk
Walter Funk

Address:

COMPANY:

BIOTIME, INC.

By:	/s/ Robert W. Peabody
Robert W. Peabody
Title:	Sr. Vice President and Chief Operating Officer

Address:	1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502

EXHIBIT A

STOCK OPTION AGREEMENT

EXHIBIT B

California Labor Code Section 2870.

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)            Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii)           Result from any work performed by the employee for his employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

PRIOR MATTERS

None